Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Cord Blood Corporation:

We consent to the use of our reports dated July 15, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and in the registration statement on Form S-4 (File No. 333-155579) and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 15, 2010, on the consolidated financial statements, contains explanatory paragraphs that state (i) the Company completed a share exchange with China Cord Blood Services Corporation (“CCBS”) on June 30, 2009 and the share exchange has been accounted for financial reporting purposes as the issuance of securities by CCBS in exchange for the assets and liabilities of the Company, accompanied by a recapitalization.  The consolidated financial statements of the Company reflect CCBS’s assets and liabilities at their historical carrying amounts.  The results, assets and liabilities of the Company presented in its consolidated financial statements for periods prior to the completion of the share exchange are those of CCBS; (ii) the Company established vendor-specific objective evidence of fair value for the undelivered cord blood storage services during the year ended March 31, 2008, and began to account for cord blood processing services and storage services as two separate units of accounting during that year; and (iii) the Company has retroactively adopted the accounting standard for consolidation and reclassified non-controlling interests as a component of equity, separately from the equity attributable to the shareholders of the Company.  Net income and other comprehensive income are also attributed to the shareholders of the Company and the non-controlling interests.

/s/ KPMG

Hong Kong, China
August 16, 2010